SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

HI-TECH PHARMACAL CO., INC.

(Name of Registrant as Specified In Its Certificate)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HI-TECH PHARMACAL CO., INC.

369 Bayview Avenue

Amityville, New York 11701

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

November 25, 2003

To Hi-Tech Pharmacal Co., Inc. Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Hi-Tech Pharmacal Co., Inc. (the “Company” or “Hi-Tech”) will be held on November 25, 2003, at 10:00 a.m., Eastern Standard Time, at Fleet Bank, 300 Broad Hollow Road, Melville, New York 11747 (the “Meeting”), for the following purposes, all as more fully described in the accompanying Proxy Statement:

1.  To elect Messrs. Bernard Seltzer, David S. Seltzer, Reuben Seltzer, Martin M. Goldwyn, Robert M. Holster and Yashar Hirshaut, M.D. to the Board of Directors, each to serve for a term to expire at the 2004 Annual Meeting;

2.  To ratify the appointment of Eisner LLP as the Company’s independent auditors for the fiscal year ending April 30, 2004; and

3.  To transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on October 6, 2003 will be entitled to receive notice of and to vote at the Meeting. A complete list of stockholders entitled to vote at the Meeting will be maintained at the offices of the Company for a period of at least ten days prior to the Meeting.

Whether or not you expect to attend the Meeting, we urge you to sign, date and return the enclosed proxy card, read the accompanying Proxy Statement, and then complete and return the proxy card in the accompanying envelope as soon as possible, so that your shares may be represented at the Meeting.

By Order of the Board of Directors,

David S. Seltzer

President, Chief Executive Officer, Secretary

and Treasurer

Dated: October 24, 2003

HI-TECH PHARMACAL CO., INC.

369 Bayview Avenue

Amityville, New York 11701

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To be held on November 25, 2003

This Proxy Statement is furnished to stockholders of Hi-Tech Pharmacal Co., Inc., a Delaware corporation (the “Company”), in connection with the solicitation by the Board of Directors of the Company of proxies for use at its Annual Meeting of Stockholders and any adjournments thereof (the “Meeting”). The Meeting is scheduled to be held on November 25, 2003, at 10:00 a.m., Eastern Standard Time, at Fleet Bank, 300 Broad Hollow Road, Melville, New York 11747.

INTRODUCTION

The accompanying proxy is solicited by and on behalf of the Board of Directors of the Company in connection with the Meeting to be held at Fleet Bank, 300 Broad Hollow Road, Melville, New York 11747, on November 25, 2003, at 10:00 a.m., Eastern Standard Time, or any adjournment or adjournments thereof. This Proxy Statement and the accompanying proxy will first be sent to stockholders on or about October 24, 2003.

At the Meeting, stockholders will be asked to vote upon: (1) the election of six directors; (2) the ratification of the Company’s independent auditors; and (3) such other business as may properly come before the Meeting and at any adjournments thereof.

Each proxy executed and returned by a stockholder may be revoked at any time thereafter by written revocation, by execution of a written proxy bearing a later date or by attending the Meeting and voting in person. No such revocation will be effective, however, with respect to any matter or matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such proxy. Where instructions are indicated, proxies will be voted in accordance therewith. Where no instructions are indicated, proxies will be voted for the election of the nominees for director set forth herein and for the other proposals.

The Board of Directors has fixed October 6, 2003 as the record date (the “Record Date”) for the purpose of determining the stockholders entitled to notice of and to vote at the Meeting. As of such date, there were issued and outstanding and entitled to vote 8,359,777 shares of the Company’s common stock par value $.01 per share (the “Common Stock”), each such share being entitled to one vote. A quorum of the stockholders, present in person or by proxy, consists of the holders of a majority of the outstanding shares.

The cost of solicitation of proxies will be borne by the Company. The Board of Directors may use the services of the individual directors, officers and other regular employees of the Company to solicit proxies personally or by telephone or facsimile and may request brokers, fiduciaries, custodians and nominees to send proxies, Proxy Statements and other material to their principals and reimburse them for their out-of-pocket expenses.

PROPOSAL 1:    ELECTION OF DIRECTORS

Directors are elected at each Annual Meeting of Stockholders and hold office until the next Annual Meeting of Stockholders when their respective successors are duly elected and qualified. The persons named in the enclosed proxy intend to vote for the election of the six nominees listed below, unless instructions to the contrary are given therein. All of the nominees are currently directors.

The six nominees have indicated that they are able and willing to continue to serve as directors. However, if some unexpected occurrence should require the substitution of some other person or persons for any one or more of the nominees, the person or persons voting the proxies will vote for such nominee or nominees as the Company may select. The affirmative vote of a plurality of the votes cast at the Annual Meeting is required to elect each nominee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NOMINEE.

Nominees for director:

Name	Position with the Company or Principal Occupation	Served as Director from
Bernard Seltzer	Chairman	1983

David S. Seltzer	Chief Executive Officer, President, Secretary and Treasurer of the Company	1992

Reuben Seltzer	Consultant to the Company on legal matters and special projects, President of R.M. Realty Services Inc., a real estate investment and consulting company and President of Marco-Hi-Tech JV Ltd.	1992

Martin M. Goldwyn	Member of the law firm of Tashlik, Kreutzer, Goldwyn & Crandell P.C.	1992

Yashar Hirshaut, M.D.	Associate Clinical Professor of Medicine at Cornell University Medical College, Research Professor of Biology at Yeshiva University, editor-in-chief of the Professional Journal of Cancer Investigation and practicing medical oncologist	1992

Robert M. Holster	President and Chief Operating Officer of HMS Holdings Corp. (NASD: HMSY), a company providing information based revenue enhancement services to healthcare providers and payors	2002

Executive Officers, Directors and Significant Employees

The following table sets forth certain information with respect to the executive officers, directors and significant employees of the Company, including the nominees for election as director.

Name	Position
Bernard Seltzer	Chairman of the Board

David S. Seltzer	Chief Executive Officer, President, Secretary, Treasurer and Director

Reuben Seltzer	Director

Elan Bar-Giora	Executive Vice President—Operations

Arthur S. Goldberg	Vice President—Finance and Chief Financial Officer

Martin M. Goldwyn	Director

Yashar Hirshaut, M.D.	Director

Robert M. Holster	Director

William Peters	Vice President—Corporate Development

Bernard Seltzer, 79, has been Chairman of the Board of the Company since January 1990. As of May 1, 1998 Mr. Seltzer resigned as President and Chief Executive Officer of the Company. From January 1990 to April 30, 1998, Mr. Seltzer served as President and Chief Executive Officer of the Company. From May 1983 to January 1990, Mr. Seltzer was Vice President of Sales of the Company. Prior thereto, Mr. Seltzer was the Vice President of Sales and Marketing of Ketchum Laboratories, Inc., a pharmaceutical manufacturer and the predecessor of the Company.

David S. Seltzer, 43, has been Chief Executive Officer and President of the Company since May 1, 1998 and a Director, Secretary and Treasurer since February 1992. From July 1992 to May 1, 1998, Mr. Seltzer was Executive Vice President—Administration and from March 1992 to May 1, 1998, Vice President—Administration and Chief Operating Officer of the Company. Mr. Seltzer received a B.A. in Economics from Queens College in 1984. David S. Seltzer is the son of Bernard Seltzer.

Reuben Seltzer, 47, has been a Director of the Company since April 1992. Mr. Seltzer is currently serving as a consultant to the Company on legal matters and special projects. Mr. Seltzer has been President of Marco-Hi-Tech JV Ltd. since December 11, 1996. Mr. Seltzer has been president of R.M. Realty Services Inc., a real estate investment and consulting company since May 1988. From May 1983 to May 1988 Mr. Seltzer was a vice president and attorney with Merrill Lynch Hubbard Inc., a real estate investment subsidiary of Merrill Lynch and Company. Mr. Seltzer received a B.A. in Economics from Queens College in 1978, a Juris Doctor from the Benjamin N. Cardozo School of Law in 1981 and a L.L.M. from the New York University School of Law in 1987. Reuben Seltzer is the son of Bernard Seltzer.

Elan Bar-Giora, 59, has been Executive Vice President of Operations of the Company since August 1990. From January 1988 to August 1990 Mr. Bar-Giora was Director of Technical Development of P. Leiner Nutritional Products and Executive Vice President of Operations of Freshlabs, Inc., a subsidiary of P. Leiner, a manufacturer of generic pharmaceutical products. Mr. Bar-Giora received a B.S. in Civil Engineering from Technion University, Haifa, Israel in 1973.

Arthur S. Goldberg, 61, has been Vice President-Finance and Chief Financial Officer of the Company since September 1991. From May 1987 to August 1991 Mr. Goldberg was Controller of Izumi, a manufacturer of automotive and electrical parts. From September 1983 to May 1987 Mr. Goldberg was controller and treasurer of Direct Action Marketing, Inc., a direct marketer of imported and domestic consumer products. Mr. Goldberg received a B.A. in accounting from Hofstra University and a Masters Degree in accounting and computer science from the Baruch School of the City University of New York. Mr. Goldberg is a certified public accountant.

Martin M. Goldwyn, 51, was elected a Director of the Company in May 1992. Mr. Goldwyn is a member of the law firm of Tashlik, Kreutzer, Goldwyn & Crandell P.C. Mr. Goldwyn received a B.A. in finance from New York University in 1974 and a Juris Doctor from New York Law School in 1977.

Yashar Hirshaut, M.D., 65, has been a Director of the Company since September 1992. Dr. Hirshaut is a practicing medical oncologist and is currently an Associate Clinical Professor of Medicine at Cornell University Medical College. Since July 1986, he has been a Research Professor of Biology at Yeshiva University. In addition, he has served as editor-in-chief of the Professional Journal of Cancer Investigation since July 1981. Dr. Hirshaut received a B.A. from Yeshiva University in 1959 and his medical degree from Albert Einstein College of Medicine in 1963.

Robert M. Holster, 57, was elected a Director of the Company in April, 2002. Mr. Holster is President and Chief Operating Officer of HMS Holdings Corp. (NASD: HMSY), a company providing information based revenue enhancement services to healthcare providers and payors. From 1993 to 1998 Mr. Holster was President and Chief Executive Officer of HHL Financial Services Inc., a healthcare accounts receivable management company. Prior to that Mr. Holster served in a number of executive positions, including Chief Financial Officer of Macmillan, Inc. and Controller of Pfizer Laboratories, a division of Pfizer, Inc.

William Peters, 36, has been Vice President—Corporate Development of the Company since September 2003. From 1998 to 2001 Mr. Peters was Manager of Corporate Financial Analysis and Pharmaceutical Economics at Merck & Co., Inc. (“Merck”). From 2001 to September 2003, he was the Director, Financial Evaluations for the Medco Health Solution subsidiary of Merck. During his seven year career at Merck, he also served as Manager of Treasury Planning and Analysis. He began his career in General Electric’s Financial Management Program at its Aerospace division, where he later held positions in financial analysis and internal auditing. He earned an M.B.A. from Wharton School of Business, University of Pennsylvania in 1996 and a B.S. in Business Administration from Bucknell University.

Significant Employees

Name	Position
Tanya Akimova, Ph.D.	Director of New Business Development
Gary M. April	President of Health Care Products Division; Divisional Vice President of Sales
Therese M. Ast, Esq.	Vice President of Scientific Affairs
Edwin A. Berrios	Vice President of Sales
Joanne Curri	Director of Regulatory Affairs
Jesse Kirsh	Director of Quality Assurance
Pudpong Poolsuk	Senior Director of Science

Set forth below is a brief background of key employees of the Company:

Tanya Akimova, Ph.D., 48, has been Director of New Business Development of the Company since October 2000. From 1998 to 2000 she was Senior Manager of Business Development at American Biogenetic Sciences, Inc., and prior to that she was Vice President, Administration and Business Development of Panax Pharmaceutical Company Ltd. (currently InKine Pharmaceutical Company). Dr. Akimova holds a Ph.D. degree from St. Petersburg University, Russia and an M.B.A. degree from the Averell Harriman School of Management and Policy, SUNY at Stony Brook.

Gary M. April, 46, has been the President of the Company’s Health Care Products Division since May 1998 and Divisional Vice President of Sales since January 1993. From February 1987 to November 1992, Mr. April was the National Accounts Manager of Del Pharmaceutical Co. Mr. April received a B.A. from St. Louis University in 1978 and an M.B.A. from Fontbonne College in 1990.

Therese M. Ast, Esq., 60, has been Vice President of Scientific Affairs of the Company since September 2001. From 1992 to 2001 Dr. Ast was Chief Legal and Scientific Officer for Novopharm Ltd. Prior thereto she held senior management positions at major brand and generic pharmaceutical companies, including Zenith Laboratories (currently Ivax Pharmaceuticals), Purdue Frederick Company and Forest Laboratories. Dr. Ast holds a Ph.D. degree in Chemistry from New York University, a J.D. degree from New York Law School and an L.L.M. in Trade Regulations from New York University School of Law.

Edwin A. Berrios, 51, has been Vice President of Sales of the Company since January 1999 and Director of National Accounts since November 1997. Mr. Berrios has over 30 years experience in the generic pharmaceutical industry. From 1975 to 1997 Mr. Berrios held management positions at Zenith Goldline Pharmaceuticals (now Ivax Pharmaceuticals). Mr. Berrios has attended Long Island University.

Joanne Curri, 63, has been Director of Regulatory Affairs of the Company since August 1999 and Regulatory Affairs Coordinator from 1990 to 1999. Ms. Curri was employed at Altana Inc. for four years as Regulatory Affairs Coordinator. Ms. Curri has over 20 years of experience in the pharmaceutical industry and has attended Hofstra University.

Jesse Kirsh, 45, has been Director of Quality Assurance of the Company since March 1994. From May 1992 to March 1994, Mr. Kirsh was the Manager of Quality Assurance at NMC Laboratories Inc., a division of AlPharma. Mr. Kirsh received a B.S. in Chemistry from State University of New York at Albany. He has attended extensive classes in CGMP’s and has over 20 years of experience in the pharmaceutical industry.

Pudpong Poolsuk, 59, has been Senior Director of Science since May 2000. From July 1996 to May 2000, she was the Associate Director, Compliance—Research and Development at Barr Labs. From July 1991 to July 1996, Ms. Poolsuk was a Senior Compliance Auditor at Barr Laboratories. Ms. Poolsuk received a B.S. from Central Philippine University in 1968.

Director’s Fees

For their services on the Board, the Company pays each director a fee of $500 per meeting. Each member of the Board is reimbursed for expenses incurred in connection with each Board or Committee meeting attended. In addition, each non-employee director is granted options annually to purchase 7,500 shares of Common Stock under the Company’s 1994 Directors Stock Option Plan.

Committees and Meetings of the Board of Directors

During Fiscal Year 2003, the Board of Directors held 7 meetings. In addition, there were 4 actions taken by unanimous written consent. Each director, attended at least 75% of the aggregate of (a) the total number of meetings of the Board of Directors and (b) the committees on which the director served.

The Board has two committees: the Audit Committee and the Stock Option Committee.

Audit Committee.    The Audit Committee makes recommendations to the Board of Directors concerning the engagement of a firm of independent public auditors, reviews with such firm the plans and results of the audit engagement, reviews the independence of such firm, considers the range of audit and non-audit fees and reviews the adequacy of the Company’s internal controls. In addition, the Audit Committee meets periodically with the independent auditors and representatives of management to review accounting activities, financial control and reporting. The Audit Committee is comprised of three independent non-employee directors. Messrs. Martin M. Goldwyn, Robert M. Holster and Yashar Hirshaut, M.D. serve on the Audit Committee. The Audit Committee held 4 telephonic meetings during fiscal 2003, and 1 action was taken by unanimous written consent. The Audit Committee operates under a written charter adopted by the Board.

Stock Option Committee.    The Stock Option Committee is responsible for administering the Company’s Stock Option Plan. The Stock Option Committee has full power to interpret the Plan and to establish and amend rules for its administration. The Stock Option Committee is also authorized to determine who from the eligible class of persons shall be granted options and the terms and provisions of the options. The Stock Option Committee is comprised of Messrs. Martin M. Goldwyn, Robert M. Holster and Yashar Hirshaut, M.D. and had 4 actions taken by unanimous written consent during fiscal 2003. The Board of Directors of the Company is responsible for administering the Company’s 1994 Directors Stock Option Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file. The Company believes that all Section 16(a) filing requirements were met during fiscal 2003 except for one filing of one transaction on a Form 4 for Elan Bar Giora, which was not timely made. In making this statement, the Company has relied on the written representations of its incumbent directors and officers and copies of the reports they have filed with the Securities and Exchange Commission and Nasdaq.

ADDITIONAL INFORMATION

Stock Ownership

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of October 20, 2003, by (i) each executive officer, identified in the Summary Compensation Table below; (ii) each director and nominee for director; and (iii) all executive officers and directors as a group; and (iv) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company’s Common Stock as of July 17, 2003.

	Shares of Common Stock Beneficially Owned as of October 16, 2003(1)
Executive Officers, Directors and 5% Stockholders	Number of Shares		Percent of Class
Bernard Seltzer c/o Hi-Tech Pharmacal Co., Inc. 369 Bayview Avenue Amityville, New York 11701	464,930	(2)	5.6%

David S. Seltzer c/o Hi-Tech Pharmacal Co., Inc. 369 Bayview Avenue Amityville, New York 11701	1,409,847	(3)	16.0%

Reuben Seltzer c/o Hi-Tech Pharmacal Co., Inc. 369 Bayview Avenue Amityville, New York 11701	875,209	(4)	10.2%

Arthur S. Goldberg c/o Hi-Tech Pharmacal Co., Inc. 369 Bayview Avenue Amityville, New York 11701	8,438	(5)	*

Elan Bar Giora c/o Hi-Tech Pharmacal Co., Inc. 369 Bayview Avenue Amityville, New York 11701	56,250	(6)	*

Martin M. Goldwyn c/o Tashlik, Kreutzer, Goldwyn & Crandell P.C. 40 Cuttermill Road Great Neck, New York 11021	29,625	(7)	*

Yashar Hirshaut, M.D. c/o Hi-Tech Pharmacal Co., Inc. 369 Bayview Avenue Amityville, New York 11701	41,750	(8)	*

Robert M. Holster c/o Hi-Tech Pharmacal Co., Inc. 369 Bayview Avenue Amityville, New York 11701	5,812	(9)	*

William Peters c/o Hi-Tech Pharmacal Co., Inc. 369 Bayview Avenue Amityville, New York 11701	—		—

All Directors and Executive Officers as a group (9 persons) Sage Capital Growth, Inc. 660 Madison Avenue, 18th floor New York, New York 10021	2,891,861	(10)	31.7%
Mainfield Enterprises, Inc. Icaza, Gonzalez-Ruiz & Aleman (BVI) Trust Limited, Wickhams Cay I, Vanterpool Plaza P.O. Box 873, Road Town Tortolla, British Virgin Islands	590,427	(11)	7.1%

*	Represents less than 1% of the outstanding shares of Common Stock including shares issuable to such beneficial owner under options which are presently exercisable or will become exercisable within 60 days.

(1)	Unless otherwise indicated, each person has sole voting and investment power with respect to the shares shown as beneficially owned by such person.
(2)	Amount does not include 90,000 shares of Common Stock owned by Mr. Seltzer’s wife, as to which Bernard Seltzer disclaims beneficial ownership.
(3)	Amount includes options to purchase 431,250 shares of Common Stock exercisable within 60 days of October 20, 2003, and 278,144 shares of Common Stock owned by Mr. Seltzer’s wife and children.
(4)	Amount includes options to purchase 190,500 shares of Common Stock exercisable within 60 days of October 20, 2003 and 262,565 shares of Common Stock owned by Mr. Seltzer’s wife and children.
(5)	Amount represents options to purchase 8,438 shares of Common Stock exercisable within 60 days of October 20, 2003.
(6)	Amount represents options to purchase 56,250 shares of Common Stock exercisable within 60 days of October 20, 2003.
(7)	Amount represents options to purchase 29,625 shares of Common Stock exercisable within 60 days of October 20, 2003.
(8)	Amount includes options to purchase 41,750 shares of Common Stock exercisable within 60 days of October 20, 2003.
(9)	Amount includes options to purchase 5,812 shares of Common Stock exercisable within 60 days of October 20, 2003.
(10)	Amount includes options to purchase 763,625 shares of Common Stock exercisable within 60 days of October 20, 2003.
(11)	Amount includes 455,427 shares of Common Stock owned by Mainfield and 135,000 shares of Common Stock issuable upon exercise of the Additional Investment Right issued to Mainfield on July 17, 2003.

Executive Compensation

Summary Compensation Table

The following table sets forth the compensation paid for the year ended April 30, 2003 to (i) the Chief Executive Officer and (ii) the Company’s three other most highly compensated individuals who were serving as officers on April 30, 2003, 2002 and 2001 whose salary plus bonus exceeded $100,000 for such years (collectively, the “Named Executive Officers”).

	Annual Compensation				Long Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation(1) ($)	Securities Underlying Options (#)(2)	All Other Compensation(3) ($)
Bernard Seltzer Chairman	2003 2002 2001	254,000 241,500 230,000	142,000 30,000 22,000	0 0 0	37,500 0 0	0 0 0

David S. Seltzer President, Chief Executive Officer, Secretary and Treasurer	2003 2002 2001	364,000 347,000 325,000	233,000 154,000 119,000	0 0 0	75,000 75,000 75,000	7,100 5,600 5,413

Elan Bar-Giora Executive Vice President— Operations	2003 2002 2001	151,000 140,000 140,000	50,000 44,000 30,000	0 0 0	37,500 15,000 15,000	0 0 2,210

Arthur S. Goldberg Vice President of Finance and Chief Financial Officer	2003 2002 2001	154,000 138,000 132,000	0 15,000 0	0 0 0	15,000 11,250 11,250	0 0 0

(1)	The named executive officers received various perquisites, the cost of which did not exceed the lesser of $50,000 or 10% of annual salary plus bonus.
(2)	Adjusted to reflect a 3-for-2 stock split distributed in January, 2003.
(3)	Represents the dollar value of the premium paid by the Company during the fiscal years ended April 30, 2003, 2002 and 2001 with respect to term life insurance for the benefit of the named executive officer.

Stock Options

The following table sets forth information concerning the grant of stock options made to each of the Named Executive Officers in fiscal 2003 under the Company’s Amended and Restated Stock Option Plan. No stock appreciation rights were granted to these individuals during such year.

	Options Grants in Last Fiscal Year Individual Grants				Potential Realizable Value at Assumed Annual Rates of
Name	Number of Securities Underlying Options Granted (#)(1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)	Expiration Date	Stock Price Appreciation for Option Term
					5% ($)	10% ($)(3)
Bernard Seltzer	37,500	13%	17.33	1/14/13	1,012,000	1,612,000
David S. Seltzer	75,000	26%	17.33	1/14/13	2,024,000	2,121,000
Elan Bar-Giora	37,500	13%	(2)	(2)	1,117,000	1,778,000
Arthur S. Goldberg	15,000	5%	17.33	1/14/13	405,000	424,000

(1)	Options granted in fiscal year 2003 are scheduled to vest and become exercisable in yearly increments of 25% with full vesting occurring in four years. Options expire ten years after grant under the terms of the Company’s Plan.
(2)	Elan Bar-Giora was granted options on two separate dates, 22,500 shares on 1/14/03 at an exercise price of $17.33 which expire on 1/14/13 and 15,000 shares on 2/27/03 at an exercise price of $13.03 which expire on 2/27/13.
(3)	Amount reflects the potential realizable value at assumed annual rate of appreciation for the option term based on a market value of underlying shares of common stock on April 30, 2003 of $33.90 less the exercise price.

Option Exercises and Fiscal Year-end Values

The following table sets forth information concerning option exercises and option holdings for the fiscal year 2003 with respect to each of the Named Executive Officers.

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)(1)	Value of Unexercised In-the-Money Options at Fiscal Year-End ($)(2)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable/ Unexercisable	Exercisable/ Unexercisable
Bernard Seltzer	0	0	0/37,500	0/621,000
David S. Seltzer	75,000	1,038,000	412,500/150,000	12,633,000/3,411,000
Elan Bar-Giora	22,500	317,000	71,250/52,500	2,185,000/1,119,000
Arthur S. Goldberg	64,500	1,157,000	11,250/26,250	343,000/574,000

(1)	Adjusted to reflect a 3-for-2 stock split distributed January 2003.
(2)	Amounts reflect the market value of the underlying shares of Common Stock on April 30, 2003 of $33.90 less the exercise price.

Amended and Restated Stock Option Plan

The following summary describes the material features of the Amended and Restated Stock Option Plan (the “Plan”).

The Plan contains two optional forms of incentive awards which may be used at the sole discretion of the Stock Option committee (the “Committee”). Incentive awards under the Plan may take the form of stock options or stock appreciation rights (“SARs”). The stock options may be incentive stock options (“ISOs”) intended to qualify for special tax treatment or non-qualified stock options (“NQSOs”).

The Committee will determine the eligible participants who will be granted incentive awards, determine the amount and type of award, determine the terms and conditions of awards, construe and interpret the Plan, and make all other determinations with respect to the Plan, to the extent permitted by applicable law.

The Plan is a fifteen year program and will terminate on January 31, 2009, unless terminated sooner according to the terms of the Plan. The term of each ISO and related tandem SAR is ten years and the term of each NQSO and related tandem SAR is fifteen years, subject to earlier termination upon termination of the optionee’s employment or relationship with the Company.

The Committee may grant ISOs, NQSOs and tandem SARs to eligible participants, subject to the terms and conditions of the Plan.

At the time an option is exercised, shares of Common Stock may be purchased using (1) cash; (2) shares of the Company’s Common Stock owned by the optionee for at least one year; (3) a “cashless exercise” procedure (whereby a broker sells the shares or holds them as collateral for a margin loan, delivers the option price to the Company, and delivers the remaining sale or loan proceeds to the optionee); or (4) any combination of the foregoing or any other method of payment which the Committee may allow.

There are 2,738,000 shares of the Company’s Common Stock reserved for issuance under the Plan. As of the Record Date, options to purchase an aggregate of 1,225,000 shares were outstanding and 826,000 shares were available for future grant.

Employment Contracts

Bernard Seltzer and David S. Seltzer serve as Chairman of the Company and as President, Chief Executive Officer, Chief Operating Officer, Secretary and Treasurer, respectively, of the Company. Mr. Bernard Seltzer’s employment agreement as amended, effective as of May 1, 2001 expires on April 30, 2004. Mr. Bernard Seltzer resigned as President and Chief Executive Officer effective as of May 1, 1998. David S. Seltzer was elected to serve as President and Chief Executive Officer effective May 1, 1998. Such employment agreements provide the annual base salary for each of Bernard Seltzer and David S. Seltzer is $242,000 and $347,000, respectively, for the fiscal year commencing May 1, 2001 through April 30, 2002. The increase in annual base salary for each fiscal year thereafter for David S. Seltzer is determined by multiplying his annual base salary for the prior fiscal year by the greater of 5% or the increase in the Consumer Price Index as of May 1 of each such year over the index as of May 1 of the prior year. Bernard Seltzer’s annual base salary for fiscal year May 1, 2002 through April 30, 2003 is $254,000, and for fiscal year May 1, 2003 through April 30, 2004 is $266,000. The Board of Directors in its discretion will determine the annual bonus, if any, to be received by David S. Seltzer. Mr. Bernard Seltzer may receive a bonus during each year of employment equal to 1% of the increase in net sales of the Company. Mr. David Seltzer received a guaranteed bonus during each year of employment in the amount equal to 3% of the Company’s pre-tax net income provided the pre-tax net income exceeds $2 million. The employment agreements also contain standard confidentiality provisions and a non-compete provision for a term of one year after the termination of his employment.

Under the employment agreements for each of Bernard Seltzer and David S. Seltzer, the Company will pay to each person’s estate upon his death, his base salary for a period of twelve (12) months after the end of the month in which death occurred. In the event of total disability, each person will continue to receive his base salary for the remaining term of his employment agreement. In addition to base salary, Bernard Seltzer and David S. Seltzer each will be paid an amount equal to a percentage of the bonus, if any, based on the portion of such year in which death, total disability or termination of employment occurred. If termination is for cause, total disability or because he wrongfully leaves his employment, then, upon such occurrence, the employment agreement shall be deemed terminated and the Company shall be released from all obligations.

Arthur S. Goldberg serves as Vice President—Finance and Chief Financial Officer of the Company pursuant to a three year employment agreement ending on July 31, 2005. Mr. Goldberg’s annual base salary is $157,500 for such period. Commencing August 1, 2003, such annual compensation shall be adjusted annually by the greater of (i) 5% or (ii) the percentage increase, if any, in the Consumer Price Index (“CPI”) for the most recent calendar month for which the CPI has been published over the CPI for the same calendar month in the preceding year. The Board of Directors in its discretion will determine the annual bonus, if any, to be received by Mr. Goldberg. In the event of a termination of the employment agreement upon the death or total disability of Mr. Goldberg, the Company will pay to Mr. Goldberg, his designee or his estate, the salary which would otherwise be payable to him for six months. Such employment agreement contains standard confidentiality provisions.

William Peters serves as Vice President—Corporate Development of the Company pursuant to an employment agreement commencing on September 8, 2003 and ending on July 31, 2005. The agreement is automatically renewed for successive one year terms unless terminated by the Company upon six months’ advance written notice or upon 30 days advance written notice by Mr. Peters to the Company. Mr. Peters’ annual base salary is $175,000 for the period September 8, 2003 through July 31, 2004 and $200,000 for the period August 1, 2004 to July 31, 2005. After July 31, 2005 his annual compensation will be adjusted upward on August 1 of each year by the greater of (i) 5% or (ii) the annual percentage change in the New York City Metropolitan Consumer Price Index. In addition to his annual base salary, Mr. Peters will receive a bonus of not less than $25,000 during the first two years of his employment. The Compensation Committee or the Board of Directors in its discretion will determine the amount of the annual bonus. On September 8, 2003, Mr. Peters received options to purchase 15,000 shares of the Company’s Common Stock, and on September 8, 2004, he will receive additional options to purchase 25,000 shares of the Company’s Common Stock.

In the event of a termination of the employment agreement other than by the Company on six (6) months advance notice, or in the event Mr. Peters terminates his employment for Good Reason, as defined in the agreement, the Company will pay to Mr. Peters severance payments equal to (i) the sum of his salary for the greater of 6 months or the balance of the term of the agreement and (ii) the pro rata portion of his annual bonus which in no event will be less than the annual bonus for the second year of his employment. In the event of a termination upon total disability, the Company will pay to Mr. Peters the salary which would otherwise be payable to him during the continuance of such disability. Such employment agreement contains standard confidentiality provisions. In the event of a change in control and the Company terminates Mr. Peters employment either 60 days prior to or following a change in control, other than for cause or his death or total disability (“Change in Control Termination”), the Company will pay or cause its successor to pay to Mr. Peters in a cash lump sum an amount equal to 1.5 times his annual salary plus his annual bonus for the year immediately following the Change of Control Termination.

REPORT OF THE HI-TECH PHARMACAL CO., INC.

BOARD OF DIRECTORS COMPENSATION COMMITTEE

The Compensation Committee (the “Committee”) of the Board of Directors of the Company determines the Company’s executive compensation policies. The Committee is comprised of three independent non-employee Directors. After evaluating the performance of the Company and its executive officers, the Committee recommends compensation programs and salary levels to the entire Board of Directors for approval. Set forth below is the report submitted by the Committee addressing the Company’s compensation policies for the fiscal year ended April 30, 2003 as they affected the executive officers of the Company. Employment Agreements for the Company’s Chief Executive Officer and President and Chairman of the Board, effective on May 1, 1998 and expiring on April 30, 2004, were approved prior to the appointment of the Compensation Committee. The Compensation Committee has reviewed the compensation of these individuals and will make recommendations at the time of renewal of the employment agreements to the Board of Directors of the Company with respect to their compensation.

Compensation Philosophy

The goal of the Company is to be a significant provider of quality services in the markets it serves. To support this and other strategic objectives as approved by the Board of Directors and to provide adequate returns to stockholders, the Company must compete for, attract, develop, motivate and retain top quality executive management.

In designing and administering the executive compensation program, the Committee strives to balance short and long term incentive objectives and use prudent judgment in establishing performance criteria, evaluating performance and determining actual incentive awards. The Committee believes that stock ownership by executive officers is beneficial in aligning the common interests of management and stockholders to enhance stockholder value.

Compensation of Chief Executive Officer

In addition to the factors mentioned above, the Committee’s general approach in setting Mr. David Seltzer’s annual compensation is to seek to be competitive with other companies in the Company’s industry and to reward Mr. David Seltzer’s strategic management abilities in directing the Company’s expansion efforts and its development exploitation of new markets and new business opportunities.

Compensation Committee

Martin M. Goldwyn

Yashar Hirshaut, M.D.

Robert M. Holster

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors (the “Committee”) is comprised of three (3) independent non-employee directors. The responsibilities of the Committee are set forth in its written charter (the “Charter”), which has been adopted by the Company’s Board of Directors (the “Board”).

The duties of this Committee include oversight of the financial reporting process for the Company through periodic meetings with the Company’s independent auditors, internal auditors and management of the Company to review accounting, auditing internal controls and financial reporting matters.

During fiscal year 2003 this Committee held 4 telephonic meetings and 1 action was taken by unanimous written consent. The Company’s senior financial management and independent auditors were in attendance at such meeting.

The management of the Company is responsible for the preparation and integrity of financial information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company’s senior management, including particularly its senior financial management, to prepare financial statements with integrity and objectivity and in accordance with generally accepted accounting principles and upon the Company’s independent auditors to review (in the case of quarterly financial statements) or audit (in the case of its annual financial statements), as applicable, such financial statements in accordance with generally accepted auditing standards.

The Committee has reviewed and discussed with senior management the Company’s audited financial statements for the fiscal year ended April 30, 2003, included in the Company’s 2003 Annual Report to Stockholders. Management has confirmed to the Committee that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and (ii) have been prepared in conformity with generally accepted accounting principles.

In discharging the Committee’s oversight responsibility for the audit process, we have discussed with Eisner LLP (“Eisner”), the Company’s independent auditors, the matters required to be discussed by SAS 61 (Communications with Audit Committees). SAS 61 requires the Company’s Independent Auditors to provide the Committee with additional information regarding the scope and results of their audit of the Company’s financial statements, including with respect to (i) their responsibilities under generally accepted auditing standards, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant accounting adjustments, (v) any disagreements with management and (vi) any difficulties encountered in performing the audit.

The Committee has obtained from Eisner a letter providing the disclosures required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) with respect to any relationship between Eisner and the Company which in their professional judgment may reasonably be thought to bear on independence. Eisner has discussed its independence with the Committee, and has confirmed in its letter to the Committee that, in its professional judgment, it is independent of the Company within the meaning of the United States securities laws.

Based upon the foregoing review and discussions with senior management of the Company, the Committee has recommended to the Company’s Board that the financial statements prepared by the Company’s management, and audited by its independent auditors be included in the Company’s 2003 Annual Report to Stockholders, and that such financial statements also be included in the Company’s Annual Report on Form 10-K, for filing with the United States Securities and Exchange Commission. The Committee also has recommended to the Board the reappointment of Eisner as the Company’s outside accounting and audit firm for 2004, and the Board has concurred in such recommendation.

As specified in the Charter, it is not the duty of this Committee to plan or conduct audits or to determine if the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. These are the responsibilities of the Company’s management and independent auditors. In giving its recommendations to the Board, the Committee has relied on (i) management’s representations to it that the financial statements prepared by management have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and (ii) the report of the Company’s independent auditors with respect to such financial statements.

The members of the Audit Committee are independent as defined under the requirements of Rule 4200(a)(14) of the National Association of Securities Dealers listing standards.

Presented by the members of the Audit Committee:

Martin M. Goldwyn

Yashar Hirshaut, M.D.

Robert M. Holster

PERFORMANCE GRAPH

The following graph compares the five year cumulative total return among Hi-Tech Pharmacal Co., Inc., the NASDAQ Stock Market (U.S.) Index and the NASDAQ Pharmaceutical Index. This graph assumes that $100 was invested on April 30, 1998 in the Company’s Common Stock and in each of the other indices and assumes reinvestment of all dividends.

Certain Transactions

For the fiscal year ended April 30, 2003, Mr. Reuben Seltzer, a director of the Company, was engaged by the Company to provide business development and legal services. For such services, Mr. Reuben Seltzer received $140,000. Mr. Reuben Seltzer is the son of Mr. Bernard Seltzer, the Company’s Chairman of the Board.

The Company and Reuben Seltzer each has an approximately 19.5% interest in Marco Hi-Tech JV Ltd., a New York corporation (“Marco Hi-Tech”), which markets raw materials for nutraceutical products and has licensed the patent rights to Huperzine and analogues from the Mayo Clinic. Marco Hi-Tech manufactures and distributes Huperzine as a dietary supplement under the Dietary Supplement Health and Education Act of 1994 and is developing analogues and derivatives to Huperzine. It is currently developing other products for the nutraceutical market.

The Company believes that material affiliated transactions between the Company and its directors, officers, principal stockholders or any affiliates thereof have been, and will be in the future, on terms no less favorable than could be obtained from unaffiliated third parties.

Tashlik, Kreutzer Goldwyn & Crandell P.C. received $252,000 in legal fees and disbursements for services performed for the Company during the Company’s fiscal year ended April 30, 2003. Mr. Martin M. Goldwyn, an officer of such firm, is a director of the Company.

PROPOSAL 3:    RATIFICATION OF INDEPENDENT AUDITORS

The Company is asking the stockholders to ratify the appointment of Eisner LLP as the Company’s independent auditors for the fiscal year ending April 30, 2004.

In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors feels that such a change would be in the Company’s and its stockholders’ best interests.

Eisner LLP has audited the Company’s financial statements annually since fiscal 1992. Its representatives will be present at the Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Financial Information Systems Design and Implementation Fees

The Company did not engage its Independent Auditors to provide any professional services in connection with (i) operating or supervising the operation of its information system or managing its local area network or (ii) designing or implementing a hardware or software system that aggregates source data underlying the financial statements or generates information that is significant to the Company’s financial statements taken as a whole.

Auditor Fees

Audit Fees

The aggregate fees billed by the Company’s Independent Auditors for professional services rendered in fiscal 2003 and fiscal 2002 in connection with (i) the audit of the Company’s annual financial statements set forth in its Annual Report on Form 10-K for the fiscal years ended April 30, 2003 and April 30, 2002 and (ii) the review of the Company’s quarterly financial statements set forth in its Quarterly Reports on Form 10-Q for each of its fiscal quarters, totalled approximately $163,500 and $125,000, respectively.

Audited-Related Fees

Fees for audited-related services totalled approximately $28,700 in fiscal 2003 and $50,000 in fiscal 2002. There were no audited-related fees in fiscal 2002. Audit-related services principally include due diligence in connection with acquisitions and accounting consultations.

Tax Fees

Fees for tax services, including tax compliance, tax advice and tax planning, totalled approximately $46,000 in fiscal 2003. There were no tax fees in fiscal 2002.

All Other Fees

The Company did not engage Eisner LLP on any other matters not otherwise included in the above categories in either fiscal 2003 or 2002.

The Audit Committee has advised the Company that it has determined that the non-audit services rendered by its Independent Auditors during its most recent fiscal year are compatible with maintaining their independence.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF EISNER LLP TO SERVE AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING APRIL 30, 2004.

OTHER BUSINESS

The Board does not intend to present, and does not have any reason to believe that others intend to present, any matter of business at the meeting other than as set forth above. If any other matter should be presented properly, it is the intention of the persons named as proxies to vote on such matters in accordance with their judgment.

Voting Procedures

Directors of the Company must be elected by a plurality of the vote of the shares of Common Stock present in person or represented by proxy at the Meeting. Consequently, only shares that are voted in favor of a particular nominee will be counted toward such nominee’s achievement of a plurality. Shares present at the Meeting that are not voted for a particular nominee or shares present by proxy where the stockholder properly withheld authority to vote for such nominee (including broker non-votes) will not be counted toward such nominee’s achievement of a plurality.

With respect to any other matter that may be submitted to the stockholders for a vote, the affirmative vote of the holders of at least a majority of the shares of Common Stock present in person or represented by proxy at the Meeting for a particular matter is required to become effective. With respect to abstentions, the shares are considered present at the Meeting for the particular matter, but since they are not affirmative votes for the particular matter, they will have the same effect as votes against the matter. With respect to broker votes, the shares are not considered present at the Meeting for the particular matter as to which authority to vote on a particular matter is withheld from the broker.

2004 PROPOSALS FOR ANNUAL MEETING

Proposals by stockholders which are intended to be presented at the 2004 Annual Meeting must be received by the Company at its principal executive offices on or before June 16, 2004.

Annual Report

The Company’s Annual Report containing audited financial statements for the fiscal year ended April 30, 2003 accompanies this Proxy Statement. THE COMPANY WILL SEND TO A STOCKHOLDER, UPON REQUEST WITHOUT CHARGE, A COPY OF THE ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) FOR THE YEAR ENDED APRIL 30, 2003, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, WHICH THE COMPANY HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE REQUEST MUST BE DIRECTED TO THE ATTENTION OF DAVID S. SELTZER, SECRETARY, AT THE ADDRESS OF THE COMPANY SET FORTH ON THE FIRST PAGE OF THIS PROXY STATEMENT.

By Order of the Board of Directors,

HI-TECH PHARMACAL CO., INC.

David S. Seltzer

President, Chief Executive Officer,

Secretary and Treasurer

Dated: October 24, 2003

HI-TECH PHARMACAL CO., INC.

Annual Meeting of Stockholders - November 25, 2003

(Solicited on Behalf of the Board of Directors)

PROXY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned stockholder of Hi-Tech Pharmacal Co., Inc. constitutes and appoints Bernard Seltzer and David S. Seltzer or either of them, the attorneys and proxies of the undersigned with full power of substitution to vote for and in the name, place and stead of the undersigned at the Annual Meeting of the Stockholders of the Company, to be held at Fleet Bank, 300 Broad Hollow Road, Melville, New York 11747 on November 25, 2003 at 10:00 A.M., and at any adjournment or adjournments thereof, upon the following matters (which are more fully described in the accompanying Proxy Statement).

1.	FOR the election of the following nominees to the Board of Directors for the ensuing year: Bernard Seltzer, David S. Seltzer, Reuben
Seltzer, Martin M. Goldwyn, Robert M. Holster and Yashar Hirshaut, M.D., each to serve for a term to expire at the 2004 Annual
Meeting [ ] (except as marked to the contrary below).
WITHHOLD authority to vote for all nominees listed above. [ ]
(Instruction: To withhold authority to vote for any individual nominee, write the nominee’s name in the space provided below.)

2.	FOR [ ] AGAINST [ ] ABSTAIN [ ] the ratification of the appointment of Eisner LLP as the Company’s independent auditors for the fiscal year ending April 30, 2004.
3.	In their discretion, upon other matters as may properly come before the meeting or any adjournments thereof.

UNLESS YOU SPECIFY OTHERWISE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES AS DIRECTORS

AND “FOR” ITEMS 2 AND 3.

A majority of such attorneys and proxies, or their substitutes at the meeting, or any adjournment or adjournments thereof, may exercise all of the powers hereby given. Any proxy to vote any of the shares, with respect to which the undersigned is or would be entitled to vote, heretofore given to any person or persons other than the persons named above, is revoked.

IN WITNESS WHEREOF, the undersigned has signed and sealed this proxy and hereby acknowledges receipt of a copy of the notice of such meeting and proxy statement in reference thereto both dated October 24, 2003.

Dated:                                                                      , 2003

(Stockholder(s) Signature)

                                                                                  (L.S.)

Printed Name of Stockholder

NOTE:   Signature should correspond with name  appearing on stock certificate. When signing in a  fiduciary or representative capacity, sign full title as  such. Where more than one owner, each should sign.